Exhibit 10.1

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ASSET PURCHASE AGREEMENT

Among

JAWHP, LLC

as Buyer

ja apparel corp.

as Seller

Tailored Brands, Inc.

as Seller Guarantor

and

WH BUYER, LLC

as Buyer Guarantor

January 16, 2020

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of January 16, 2020 (the “Effective Date”), by and among JAWHP, LLC, a Delaware limited liability company (“Buyer”) and JA APPAREL CORP., a Delaware corporation (“Seller”), Tailored Brands, Inc., a Texas corporation (“Seller Guarantor”), and WH Buyer, LLC, a Delaware limited liability company (“Buyer Guarantor”). Buyer, Seller, Seller Guarantor and Buyer Guarantor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

A.       Seller owns and/or controls intellectual property rights relating to an apparel and accessories business that produces, markets and sells various goods under the “Joseph Abboud” brand.

B.       Seller desires to sell to Buyer the Acquired Assets, subject to the condition that Buyer grant to Seller and/or its designee the right and license to continue to produce, market, sell and rent apparel and accessories under the “Joseph Abboud” brand by virtue of a separate License Agreement, dated concurrently herewith (the “2020 License Agreement”).

C.       Buyer desires to purchase the Acquired Assets, and to thereafter own and use the Acquired Assets in its sole discretion, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

“2020 License Agreement” means the license agreement in the form attached hereto as Exhibit A.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Alternative Transaction” means a sale, transfer or other disposition, directly or indirectly, whether by means of an asset sale, merger, sale of stock, amalgamation, reorganization, liquidation or otherwise, of any portion of the Business or the Acquired Assets, in a transaction or a series of transactions with one or more Persons, other than Buyer and/or its Affiliates.

“Appeal” means any request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other administrative or judicial petition for review or reconsideration.

“Applicable Royalty Period” means the quarterly, semi-annual or other royalty period to which such Royalty relates, as set forth in the applicable Assumed Contract.

“Assigned IP Acquisition Contracts” has the meaning set forth in Section 3.8(b).

“Assignment Document” has the meaning set forth in Section 2.3(j).

“Assignment of Marks” has the meaning set forth in Section 7.2(b).

“Assumed Contracts” means (i) licenses between Seller and third-party licensees and (ii) other Contracts entered into by Seller and relating primarily or exclusively to the Transferred IP, in each case set forth in Section 1.1 of the Disclosure Letter.

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Basket” has the meaning set forth in Section 8.5(a).

“Bill of Sale” has the meaning set forth in Section 7.2(i).

“Business” means the business of owning, exploiting, promoting, marketing, advertising and licensing of the Transferred IP, but does not include other business conducted by Seller, including, but not limited to the Excluded Assets and Retained Liabilities.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of Delaware.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 4.1 (Authorization), Section 4.2 (Organization) and Section 4.6 (Broker’s Fee).

“Buyer Guarantor” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1.

“Buyer Royalty Allocation” has the meaning set forth in Section 2.9.

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Consent Required Contract” has the meaning set forth in Section 2.5.

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“Consents” means any and all consents, approvals, orders or authorizations of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which are necessary to permit (i) Buyer and Seller to consummate the transactions contemplated hereby and perform their respective obligations hereunder or (ii) Seller to transfer to Buyer good and marketable title in and to the Acquired Assets.

“Contract” means any written or oral contract, agreement, instrument, order, commitment or binding arrangement, express or implied of any nature whatsoever.

“Data Room” means that certain electronic data room administered by Merrill Corporation with respect to Seller in connection with the Transactions. A copy of the Data Room is being delivered to Buyer on the date of this Agreement.  References to materials being “made available” or “provided” by Seller means documents and materials (i) posted and accessible to Buyer in the Data Room and (ii) included in the copy of the Data Room delivered to Buyer on the date of this Agreement.

“Debt Financing” means the financing to be extended to the Buyer on or around the Closing Date on substantially the same terms and conditions as are set forth in the Financing Amendment.

“Defense Counsel” has the meaning set forth in Section 8.3(a).

“Defense Notice” has the meaning set forth in Section 8.3(a).

“Disclosure Letter” means a letter sent by Seller to Buyer on even date herewith disclosing certain information referred to herein.

“Domain Name Transfer” has the meaning set forth in Section 7.2(c).

“Domains” means the Internet domain names and URLs listed on Section 1.2 of the Disclosure Letter, but does not include any content hosted on such domains.

“Electronic Delivery” has the meaning set forth in Section 10.5.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Final Order” means an Order (i) which has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (ii) in relation to which no Appeal is pending or has been granted; and (iii) as to which the prescribed time for filing an Appeal, and for the entry of orders staying, reconsidering, or reviewing on the applicable Governmental Body’s own motion has expired.

“Financial Information” means the financial performance of the “Joseph Abboud” brand made available to Buyer via the Data Room under the following Data Room index numbers: (a) 7.1.8.2.1.2; (b) 7.1.8.2.2.2; (c) 7.1.8.2.3.2; (d) 7.1.8.2.4.2; (e) 7.1.8.3.1; (f) 3.3.1; (g) 3.3.2; (h) 3.3.3; (i) 3.3.4; and (j) 3.1.5.

“Financing Amendment” means that certain First Amendment to Term Loan Credit Agreement, dated as of the date hereof, by and among the Financing Sources, Buyer and certain of Buyer’s Affiliates, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

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“Financing Sources” means the financial institutions from time to time party to the Financing Amendment as lenders, Obsidian Agency Services, Inc, as collateral agent for such lenders, Cortland Capital Market Services LLC, as administrative agent for such lenders, in each case, together with their respective Affiliates, officers, directors, employees, agents, advisors and representatives and their respective successors and assigns.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Body” means any: (a) nation, state, county, city, town, village or other equivalent jurisdiction; (b) federal, state, local, municipal, foreign, multi-national or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, commission, board, instrumentality, official or entity and any court or other tribunal); or (d) organization or association that sponsors, authorizes or conducts arbitration proceedings, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Inbound Licenses” has the meaning set forth in Section 3.8(b).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Intellectual Property Rights” means any and all intellectual and industrial property and proprietary rights arising or enforceable under the laws of the United States, any other jurisdiction, or any bilateral or multilateral treaty regime, which comprise (i) the Trademarks; (ii) all internet domain names and all registrations thereof, URLs (which directly include the Trademarks), and Social Media Assets; (iii) all copies and tangible embodiments of the foregoing (in whatever form and medium); (iv) any license or similar right to or from a third party in any of the foregoing to the extent transferable; and (v) the right to sue for past, present and future infringement, dilution, misappropriation or other violation of any of the foregoing.

“Interim Period” has the meaning set forth in Section 5.1.

“ITU Applications” has the meaning set forth in Section 2.3(j).

“Knowledge” means, with respect to Seller, the actual knowledge of the Chief Executive Officer or Chief Financial Officer, or the actual and non-privileged knowledge of the General Counsel of Seller, in each case after reasonable due inquiry of persons with responsibility relating to the applicable matter.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Body legally binding on the relevant party or its properties.

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“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Licenses” has the meaning set forth in Section 3.8(b).

“Liens” means any claims, liens, charges, restrictions, mortgages, deeds of trust, easements, leases, hypothecations, pledges, judgments, encumbrances, security interests, imperfections or defects of title of any kind or nature whatsoever.

“Liquidated Damages” has the meaning set forth in Section 9.3.

“Loss” means any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, Taxes, fines, awards, judgments or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys’ and other professionals’ fees and expenses (including in connection with the enforcement of Buyer’s right to be indemnified for any such amount regardless of whether or not the loss, cost, liability, damage, fine, penalty, judgment fee, award or expense related a third-party claim), and all amounts paid in investigation, defense or settlement of any of the foregoing, but excluding (i) except to the extent reasonably foreseeable, consequential damages and (ii) any punitive, incidental, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, or diminution of value or any damages based on any type of multiple (other than in the case of each of clauses (i) and (ii) amounts paid to third parties in respect of any Third-Party Claim for which indemnification hereunder is otherwise required).

“Mark” has the meaning set forth in Section 2.3(j).

“Marketing Collateral” means advertising and marketing materials and collateral (including all physical, digital or electronic imagery), copy, promotional material, commercials, images, artwork, archival materials and product catalogs, in each case, that are solely used in or solely related to the Business.

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance or other matter that, either alone or in combination with any other change, effect, event, occurrence, circumstance or other matter, had, or would reasonably be expected to have or give rise to, a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Business, Seller or the Acquired Assets, (ii) the ability of Buyer and/or any permitted licensees to use and exploit the Acquired Assets after the Closing, or (iii) the ability of Seller to consummate the transactions contemplated by this Agreement or any of the Transaction Documents, provided that neither of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on Seller: (i) a change in the market price or trading volume of the Seller’s common stock, (ii) conditions affecting the economy as a whole, or (iii) conditions affecting the retail or rental clothing industry as a whole, unless in the cases of (ii) or (iii), such conditions had or would reasonably be expected to have a disproportionate effect on the Business or the Acquired Assets relative to similarly situated Persons.

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“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement between the Parties, dated November 12, 2019.

“Nonassigned Contract” has the meaning set forth in Section 2.5.

“Order” means any judgment, order, injunction, writ, ruling, decree, stipulation, determination, decision, verdict or award of any Governmental Body.

“Outbound Licenses” has the meaning set forth in Section 3.8(b).

“Permitted Lien” means (i) Liens for Taxes not yet due and delinquent or that are being contested in good faith, by appropriate proceedings, (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen arising or incurred in the ordinary course of business to secure claims for labor, materials or supplies that are not (A) past due or in default or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Seller’s financial statements in accordance with GAAP, provided that in all cases such liens are discharged of record prior to the Closing, and (B) individually or in the aggregate, impairing or interfering with, in a manner material to, the continued use, value or operation of the Acquired Assets to which they relate in the conduct of the Business as it is currently conducted, (iii) licenses of Intellectual Property Rights to Persons pursuant to (or otherwise included in) any Assumed Contracts, (iv) Liens created by or through Buyer or any of its Affiliates and (v) the Assumed Liabilities.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Information” means any information relating to a living identified or identifiable natural person, such as name, postal address, email address, telephone number, date of birth, social security number or other unique government-issued identifier, financial information including unique financial account identifiers, personal identification number, any other identification number, location data, online identifiers including IP addresses, health or medical information, racial identity, ethnic origin, political opinions, religious or philosophical beliefs, trade union membership, criminal charges (convicted or otherwise), information concerning health or sexual orientation, photographs and other images and any other unique identifier or one or more factors specific to the individual’s physical, physiological, mental, economic or social identity, whether such data is in individual or aggregate form and regardless of the media in which it is contained.

“Proceeding” means any action, claim, arbitration, audit, charge, complaint, petition, mediation, equitable action, hearing, investigation, litigation, or any other judicial or administrative proceeding of any kind or nature whatsoever, or suit (whether civil, criminal, administrative, judicial, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any arbiter or Governmental Body.

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“PTO” has the meaning set forth in Section 2.3(j).

“Purchase Price” has the meaning set forth in Section 2.6.

“Registered IP” means all Intellectual Property issued or registered or applied for, respectively, with the United States Patent and Trademark Office, the United States Copyright Office, or the trademark office, copyright office or other applicable filing office of any other jurisdiction to which the registration or application pertains, or any ICANN-authorized domain name registrar.

“Registered Marks” means Registered IP constituting Trademarks.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Royalties” means any guaranteed royalties, earned royalties, overage royalties, marketing fund payments (including any “image fund”, “corporate advertising contribution” and “agency contribution” payments, as such terms are used in the Assumed Contracts), percentage royalties, other royalties, licensing receivables or other similar amounts under the Assumed Contracts generated by the Acquired Assets for any period.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1 (Authorization), Section 3.2 (Organization), Section 3.5 (Title and Condition of Assets), Section 3.8 (Intellectual Property) and Section 3.11 (Broker’s Fees”).

“Seller Guarantor” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

“Social Media Assets” means Seller’s worldwide ownership, control, right, title, and interest in and to the social media pages set forth on Section 1.3 of the Disclosure Letter of the Disclosure Letter, all copyrights in such social media pages and all content owned by Seller on such social media pages, including all graphics used on the social media pages, online forms and scripts used in connection with the social media pages and all advertisements for the social media pages, and the goodwill associated with the social media pages and symbolized thereby, but does not include any software, images or materials owned by third parties or subject to rights of third parties and used on or in connection with social media pages, except to the extent such third party software, images or material may be transferred without consent or payment to the third party and does not include any Personal Information.

“Social Media Handle Transfer” has the meaning set forth in Section 7.2(d).

“Specified Contracts” means as the meaning set forth in Section 5.9.

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“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” shall mean any taxing or other authority (whether within or outside the U.S.) competent to impose Tax.

“Tax Return” shall mean any and all returns, declarations, reports, documents, claims for refund, or information returns, statements or filings which are supplied or required to be supplied to any Tax Authority or any other Person, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 9.1(c).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Trademarks” means the registered and unregistered trademarks, service marks, and applications for trademark and service mark registration set forth on Section 1.4 of the Disclosure Letter, and other designations of origin, together with all translations, adaptations, derivations and combinations of the foregoing and all foreign equivalents thereof, together with all goodwill connected with the use thereof and symbolized thereby and all rights, applications, registrations, renewals and extensions in connection therewith arising or enforceable under the laws of the United States, any other jurisdiction, or any bilateral or multilateral treaty regime.

“Transaction Documents” means each of the 2020 License Agreement, the Assignment of Marks, the Domain Name Transfer, the Social Media Handle Transfer, the Bill of Sale and each of the other agreements, documents, certificates and instruments, including the Disclosure Letter, being delivered pursuant to, or in connection with, this Agreement.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, value-added, recording, registration or other similar Taxes and fees imposed under the Laws of the United States or any state, country or municipality or other subdivision thereof, but does not include any fees which may be charged for registration or transfer of ownership or similar fees relating to intellectual property rights.

“Transferred IP” means (i) the Trademarks, all rights thereunder, remedies against infringements or other violations thereof, and rights to protection of interests therein under the Laws of all jurisdictions, and (ii) all other Intellectual Property Rights owned by Seller, or in which Seller has any interest or right, and used or held for use by Seller solely in the conduct of the Business.

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Article 2
TRANSACTION

2.1          Purchase and Sale of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer (or Buyer’s designee), and Buyer (or Buyer’s designee) will acquire, accept, and purchase from Seller, all of Seller’s worldwide right, title and interest in and to the following assets, properties and rights of Seller, free and clear of any Liens (collectively, the “Acquired Assets”):

(a)           Seller’s Intellectual Property Rights in the “Joseph Abboud” Brand. All of Seller’s worldwide right, title and interest in and to the following:

(i)              the Trademarks listed on Section 1.4 of the Disclosure Letter;

(ii)             the Domains listed on Section 1.2 of the Disclosure Letter;

(iii)            the Social Media Assets listed on Section 1.3 of the Disclosure Letter;

(b)           the Transferred IP;

(c)           the Assumed Contracts; and

(d)           the Marketing Collateral listed on Section 2.1(d) of the Disclosure Letter.

For the avoidance of doubt, the sale of the Domains does not include the control of the websites accessible from such domains or any content thereon. Seller acknowledges and agrees that, after the Closing, Buyer may create websites and platforms accessible through the Domains in Buyer’s sole discretion. For the avoidance of doubt, the above Acquired Assets include the right to enforce and to represent to third parties that Buyer is the successor of the Transferred IP.

2.2          Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Buyer agrees to assume, pay and perform as and when due (or on such other terms (including amount and due date) as Buyer may be able to negotiate with the Persons to which such Liabilities are owed) only the following Liabilities of Seller on or after the Closing Date (collectively, the “Assumed Liabilities”):

(a)            all Liabilities arising or incurred under the Assumed Contracts on or after the Closing Date, but only to the extent that such Liabilities under the Assumed Contracts: (i) do not arise from or relate to, or are in connection with, any event, circumstance or condition occurring or existing prior to the Closing that, with notice or lapse of time, would constitute or result in a breach, violation or default of such Assumed Contract by Seller prior to the Closing Date; and (ii) are not required to be performed prior to the Closing Date; and

(b)           all Liabilities arising or incurred on or after the Closing Date in connection with Buyer’s use, ownership or possession of the Acquired Assets after the Closing Date, other than to the extent such Liabilities (i) accrued prior to Closing or (ii) arise from or are directly or indirectly caused by any actions or inactions of any Seller and/or any of its Subsidiaries or any of their Affiliates prior to the Closing, including any infringement, misappropriation or violation of any third party Intellectual Property Right.

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2.3          Excluded Assets. Notwithstanding anything to the contrary herein, Seller is not selling, and Buyer is not acquiring any assets or rights not specifically sold to Buyer in Section 2.1 above and all such assets and rights are reserved by Seller (the “Excluded Assets”) including, without limitation:

(a)           any agreements between Seller or its Affiliates and Mr. Joseph Abboud listed on Section 2.3(a) of the Disclosure Letter, and any publicity rights owned by Mr. Joseph Abboud or his designee arising under, or recognized by, the Laws of any state;

(b)           the “Joseph Abboud” retail store operated by an Affiliate of Seller located at 424 Madison Avenue, New York, New York 10017;

(c)           the factory operated by an Affiliate of Seller to produce “Joseph Abboud” branded merchandise located in New Bedford, Massachusetts;

(d)           all books and records related to the production and sale of “Joseph Abboud” branded merchandise, including invoices, credit records, payroll, personnel, Tax and accounting books, files and all customer lists and records in any form, supplier lists and records, price lists, purchasing materials and records, manufacturing, maintenance and quality control records and procedures, warranty and service records, accounts payable records and files, litigation files, manuals, standard operating procedures, correspondence, and confidential or proprietary information;

(e)           all inventory of “Joseph Abboud” apparel and accessories including all finished goods, customer returns, goods in transit and raw materials;

(f)            any email addresses or information on emails for websites other than josephabboud.com;

(g)           the contents of any website;

(h)           any employees of Seller or its Affiliates.

(i)            Any assets of Seller that are not used solely for the Business.

(j)            Seller shall retain ownership of the Pending US ITU Trademark Applications (collectively, the “ITU Applications”, and individually, the “ITU Application”) listed on Section 2.3(j) of the Disclosure Letter and shall maintain them at Buyer’s cost. Upon commencement of actual use in commerce of any mark comprising the ITU Application (collectively, the “Marks” or individually the “Mark”) along with the goods or services identified in the ITU Application, if any, Seller shall prepare and file a document entitled “Statement of Use” or “Amendment to Allege Use,” as appropriate, and file it with the U.S. Patent and Trademark Office (“PTO”).  Upon the PTO’s acceptance and approval of the Statement of Use or Amendment to Allege Use, Seller shall deliver to Buyer an executed form of Assignment of Mark (or Marks) that is attached hereto as Exhibit B for the sale, assignment and transfer to Buyer of the entire right, title and interest in and to the applicable Mark or Marks (the “Assignment Document”).  Buyer shall be responsible for recording the Assignment Document with the PTO.  Notwithstanding any of the foregoing, and until such time the Marks are assigned to Buyer, Seller hereby grants to Buyer a worldwide, royalty-free, transferrable, sub-licensable license to use the Marks for the goods or services covered in the ITU Applications, subject to the exclusivity grant in the 2020 License Agreement.  Following the delivery of the Assignment Document to Buyer, Seller shall have no further right, title or interest in, or obligations of any kind with respect to, the assigned Marks or Marks that is/are the subject of the Assignment Document.

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2.4          Retained Liabilities. Buyer is assuming only the Assumed Liabilities and Buyer is not, by virtue of its acquisition of the Acquired Assets, the Closing of the transactions contemplated hereby, or otherwise, assuming or becoming responsible for any Liabilities of Seller, whether arising prior to, at, or following the Closing (the “Retained Liabilities”) including, without limitation:

(a)           any Liabilities of Seller to any Person arising from a breach or violation of any Contract occurring or arising from the ownership or use of the Acquired Assets on or prior to the Closing;

(b)           any Liability (i) for any Taxes arising from or related to the ownership or use of the Acquired Assets on or prior to the Closing, (ii) of Seller (or for which Seller or any of its Affiliates may otherwise be liable) or (iii) in respect of any Excluded Assets, excluding, in each case, Transfer Taxes, which shall be governed by Section 2.8;

(c)           any Liabilities or obligation (contingent or otherwise) of Seller arising out of any Proceeding pending or not on or prior to the Closing, including, without limitation any judicial or administrative proceedings;

(d)           any Liabilities or obligations arising out of services provided or products sold by Seller or its Affiliates on or prior to the Closing; and

(e)           any other Liabilities of Seller (whether known or unknown, direct or indirect, absolute or contingent, matured or unmatured, or otherwise), whether the same currently exist or come to exist in the future.

The intent and objective of Seller and Buyer is that Buyer shall not, and does not hereby, assume, and no transferee or successor liability of any kind and nature shall attach to Buyer pertaining to, any of the Excluded Assets or the Retained Liabilities, all of which shall remain the sole responsibility of Seller. Seller shall pay, perform or otherwise discharge as the same shall become due and payable in accordance with their respective terms, all of the Retained Liabilities.

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2.5          Satisfaction of Third-Party Consents Under Assumed Contracts. Notwithstanding any other provision hereof, this Agreement shall neither constitute nor require an assignment to Buyer of any Assumed Contract if an attempted assignment of the same without the consent of any party to such Assumed Contract would constitute a breach thereof or a violation of any Law or Order, unless and until such consent shall have been obtained. In the case of any such Assumed Contract or other right that cannot be effectively transferred to Buyer without such consent (a “Consent Required Contract”), Seller shall use, whether before or after the Closing, its commercially reasonable efforts to obtain all necessary consents to the assignment and transfer thereof, it being understood that, to the extent the foregoing shall require any action by Seller that would, or would continue to, have an adverse effect on the Business or the business of Buyer or any of its Affiliates after the Closing, such action shall require the prior written consent of Buyer. The Parties agree that in the event the Parties shall have failed prior to the Closing to obtain consents to the transfer of any Consent Required Contract, then the Parties shall use commercially reasonable efforts to obtain any required consent to the assignment to, and assumption by, Buyer of each Consent Required Contract that is not transferred at the Closing (a “Nonassigned Contract”) as promptly as practicable after the Closing.  With respect to any Nonassigned Contract, the Nonassigned Contract shall be held by Seller in trust for Buyer and shall be performed by Seller in the name of Buyer, and all benefits and obligations derived thereunder after the date hereof shall be for the account of Buyer; provided, however, that where entitlement of Buyer to such assets purchased hereunder is not recognized by any third party, Seller shall, at the request of Buyer, enforce in a commercially reasonable manner, at the cost of and for the account of Buyer, any and all rights of Buyer against such third party. Upon satisfying any requisite consent requirement applicable to a Nonassigned Contract after the Closing, such Nonassigned Contract shall promptly be transferred and assigned to Buyer in accordance with the terms of this Agreement.

2.6          Purchase Price. On the Closing Date, subject to the terms and conditions set forth in this Agreement and in consideration of the sale, assignment, transfer and delivery of the Acquired Assets, Buyer shall pay to Seller (by wire transfer of immediately available funds to the account or accounts designated by Seller) an amount equal to One Hundred Fifteen Million Dollars ($115,000,000) in cash (the “Purchase Price”). The Purchase Price shall be payable by wire transfer to the account(s) designated by Seller in writing not less than three (3) days prior to the Closing Date.

2.7          Royalties Waiver. In consideration of the Purchase Price, effective as of the Closing, Seller hereby releases the Buyer Indemnified Parties from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs, expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, in all circumstances, that Seller or its Affiliates and all such Persons’ respective successors and assigns have or may have against any of the Buyer Indemnified Parties arising out of, related to or resulting from any Royalties accruing on or after the beginning of each Applicable Royalty Period under the Assumed Contracts in which the Closing Date occurs.

2.8          Transfer Taxes and Closing Costs. Any Transfer Taxes imposed by reason of the transfer of the Acquired Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto shall be borne by Buyer, regardless of the party responsible for effectively paying or withholding such Transfer Taxes. The Parties shall cooperate in the preparation and filing of any applicable tax returns and related filings. Buyer shall be responsible for, any and all recording costs, filings fees and related expenses associated with the assignment and transfer of the Acquired Assets to Buyer and the registration and/or recordation of such assignment and transfer with any applicable Governmental Body.

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2.9          Proration of Royalties. For each Assumed Contract which was in effect as of the Closing Date, any Royalties (including any guaranteed minimum royalties) due to the licensor under such Assumed Contract for the Applicable Royalty Period in which the Closing Date occurs shall be allocated as follows: (a) to Seller, based on the number of days in the Applicable Royalty Period prior to the Closing Date divided by the total number of days in the Applicable Royalty Period, and (b) to Buyer, based on the number of days in the Applicable Royalty Period on and after the Closing Date divided by the total number of days in the Applicable Royalty Period (the “Buyer Royalty Allocation”). If any Royalty under an Assumed Contract for the Applicable Royalty Period in which the Closing Date occurs has been or is paid to Seller on or prior to the Closing Date, Seller shall pay to Buyer the Buyer Royalty Allocation of such Royalty within fifteen (15) days after the Closing Date, payable by wire transfer of immediately available funds to the account(s) designated by Buyer in writing at Closing. If any portion of a Royalty due to the other Party under this Section 2.9 is paid to Buyer or Seller after the Closing Date, the recipient shall pay such amount to the Party entitled to such amount under this Section 2.9 in accordance with Section 5.5. The Parties agree that for the purposes of allocating Royalties pursuant to this Section 2.9, the amount of any Royalty paid to Seller prior to the date such Royalty amount is accrued shall be deemed to have been paid on the date such Royalty amount accrued under the terms of the applicable Assumed Contract; provided, that the amount of any Royalty paid to Seller prior to Closing in respect of any period following the Closing (other than the Applicable Royalty Period in which the Closing Date occurs) shall be paid by Seller to Buyer within fifteen (15) days after the Closing Date.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that the statements contained in this Article 3 are true, correct and complete as of the Effective Date and as of the Closing Date.

3.1          Authorization. Seller has full corporate power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party that have been or, upon the Closing, will be duly executed and delivered by Seller, as the case may be, and constitute or will constitute upon execution the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the enforceability thereof may be limited by laws of general application relating to bankruptcy, insolvency and debtors’ relief, and by general principles of equity. All corporate actions on the part of Seller, and its respective shareholders and directors necessary for the authorization, execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which it is a party have been taken and no other corporate action on the part of Seller is necessary to authorize this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.

3.2          Organization. JA Apparel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, license, develop and operate the Acquired Assets and to carry on the Business as now being conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction where the nature of the property owned or licensed by it or the nature of the Business makes such qualification or license necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not result in a Material Adverse Effect.

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3.3          No Violation. The execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance by Seller of each Transaction Document to which it is (or will become at Closing) a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)           violate, conflict with or result in a breach of any Law or Order;

(b)           conflict with, result in any breach of or constitute a default under any provision of the certificate of incorporation, by-laws or any other formation or organizational documents of Seller;

(c)           without giving effect to Section 2.5, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation of any right or obligation or to a loss of any benefit under any provision of any Assumed Contract;

(d)           result in the creation or imposition of any Lien upon any of the Acquired Assets;

(e)           require any authorization, consent or approval of or designation, declaration or filing with any Governmental Body or any other action by or notice to any court or Governmental Body pursuant to any Laws, except under the HSR Act as indicated in Section 5.4 hereof; or

(f)            require any Consents or notifications to any Persons except as set forth on Section 3.3(f) of the Disclosure Letter.

3.4          Contracts.

(a)           Section 3.4(a) of the Disclosure Letter contains a true, correct and complete list of all Contracts that are necessary for the transfer, assignment and use of the Transferred IP. Subject to receipt of the Consents set forth on Section 3.3(f) of the Disclosure Letter, (i) each of the Assumed Contracts and the Specified Contracts is in full force and effect and constitutes a valid and binding obligation of Seller, and, to the Knowledge of Seller, each other party thereto, and (ii) Seller is not in breach or default in any material respect under any of the Assumed Contracts or the Specified Contracts and, to the Knowledge of Seller, the other parties to such Contracts are not in breach or default in any material respect thereunder (and in each such case no event exists that with the passage of time or the giving of notice would constitute such material breach or default in any material respect, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Liens thereunder or pursuant thereto). None of the Assumed Contracts or the Specified Contracts has been cancelled or otherwise terminated by Seller or, to the Knowledge of Seller, any other party thereto, and Seller has not delivered any written notice to any counterparty to such Assumed Contract or Specified Contract regarding any such cancellation or termination by Seller.

(b)           Section 3.4(a) of the Disclosure Letter contains a true, correct and complete list of all material disputes between Seller and any Person with respect to any of the Acquired Assets or the Specified Contracts.

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3.5          Title and Condition of Assets. Except as set forth on Section 3.5 of the Disclosure Letter, Seller has good and marketable title to all of the Acquired Assets. At the Closing, Seller will have good and marketable title to all of the Acquired Assets and after Closing Buyer will be vested with good and marketable title and interest in and to the Acquired Assets, free and clear of all Liens. No subsidiary or Affiliate of Seller holds any Acquired Asset, except Marketing Collateral, and Seller will cause title to such Marketing Collateral to be conveyed to Buyer at the Closing to the extent owned by Seller and transferable without consent of or payment to any third party.

3.6          Litigation. Except as set forth on Section 3.6 the Disclosure Letter, there is no Proceeding, Order or action of any nature or kind whatsoever pending or threatened against Seller relating to the validity, enforceability, ownership or use of the Acquired Assets, before any court or Governmental Body; nor, is there any reasonable basis for any such Proceeding or other such matter. Seller (i) is not subject to any Order of any court or Governmental Body related to the Acquired Assets; and (ii) has not commenced preparations to initiate, and is not engaged in, any Proceeding related to or affecting the Acquired Assets.

3.7          Compliance with Applicable Laws. Seller is not, and has not been since January 1, 2017, in violation of any Law in connection with the conduct, ownership or use of the Acquired Assets or the Business or any services provided by Seller in connection with the Transferred IP, in each case except as would not, individually or in the aggregate be, or would reasonably be expected to be, material to the Acquired Assets or the Business, nor has Seller received written notice of any such violations. Since January 1, 2017, no notice, citation, summons, or Order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or threatened by any Governmental Body or other Person with respect to (i) any alleged violation by Seller of any Law, rule, regulation, judgment, Order, permit, or approval relating to the Acquired Assets, the Business or any services provided by Seller in connection with the Transferred IP, or (ii) any alleged failure by Seller to have any license, permit, authorization, or other approval relating to the Acquired Assets, the Business or any services provided by Seller in connection with the Transferred IP.

3.8          Intellectual Property.

(a)           Except as specifically identified and disclosed in Section 3.8(a) of the Disclosure Letter, Seller is the sole and exclusive owner of all right, title and interest in, to and under the Transferred IP or has an exclusive, irrevocable license to use the Transferred IP in the manner used in the Business at any time since January 1, 2017. Except as specifically identified and disclosed in Section 3.8(a) of the Disclosure Letter, all of Seller’s rights in and to the Transferred IP are free and clear of any Liens other than Permitted Liens. Except as set forth in Section 3.8(a) of the Disclosure Letter, to Seller’s Knowledge the ownership, use and operation of the Transferred IP in connection with the Business does not infringe upon, misappropriate, dilute or otherwise violate the Intellectual Property Rights of any Person. Except as set forth in Section 3.8(a) of the Disclosure Letter, since January 1, 2017, neither Seller nor any of its Affiliates has received any written notice from any Person alleging any such infringement, misappropriation, dilution or other violation. Except as set forth in Section 3.8(a) of the Disclosure Letter, (i) there are no Proceedings against Seller or any of Seller’s Affiliates that are currently pending or, to the Knowledge of Seller, threatened, alleging that a Seller or any subsidiary of Seller has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person in connection with the ownership, operation or use of any Transferred IP and (ii) to the Knowledge of Seller, no Person is engaging in any activity or using any Intellectual Property Rights that infringe, misappropriate, otherwise violate or, solely with respect to the Trademarks, dilute, the Transferred IP. Except as set forth on Section 3.8(a) of the Disclosure Letter, since January 1, 2017, neither Seller nor any of its Affiliates has received any written notice from any Person asserting any right, title or interest in or to the Transferred IP.

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(b)           Section 3.8(b) of the Disclosure Letter lists (i) all Assumed Contracts pursuant to which a Seller or any of its Affiliates uses or otherwise exploits any Intellectual Property Rights owned by a third party, if any (the “Inbound Licenses”), (ii) all Assumed Contracts under which a Seller or any of its Affiliates licenses or otherwise grants to another Person any right to use or otherwise exploit any Intellectual Property Rights (the “Outbound Licenses”, and collectively with the Inbound Licenses, the “Licenses”), and (iii) all Assumed Contracts pursuant to which a Seller or any of its Affiliates acquired an ownership interest in any Transferred IP (other than Transferred IP constituting a “work made for hire” as that term is defined in 17 U.S.C. § 101, as amended) from a third party (the “Assigned IP Acquisition Contracts”). Seller or its Affiliates are authorized, pursuant to one or more Inbound Licenses, to use or exploit all Intellectual Property Rights used in the Business that are not owned by Seller. True and correct copies of all of the Licenses and Assigned IP Acquisition Contracts (including, for the avoidance of doubt, all amendments or modifications thereto) have been made available to Buyer.

(c)           Except for the Licenses and except as set forth in Section 3.8(c) of the Disclosure Letter, neither Seller nor its Affiliates are currently licensing to any Person the right to use or otherwise exploit the brand names “Joseph Abboud”, “Joe Joseph Abboud”, “Joseph Abboud Collection”, “Joseph Abboud Black Label”, “Joseph Abboud Faded Indigo”, “Joseph Abboud Space”, “Joseph Abboud Black Label”, “Joseph Abboud Custom”, “Joseph Abboud Custom Express”, “Joseph Abboud Environments”, “Joseph Abboud Indigo Blue”, “Joseph Abboud Soft”, “Joseph Abboud Freedom”, “Jaz By Joseph Abboud”, “Traced Fit By Joseph Abboud”, “Joe Express Joseph Abboud”, “Joe”, “Joe Cotton”, “J.O.E. Survival”, “Joseph”, “Just One Earth”, “Just One Earth Joe Joseph Abboud”, “Black Linen”, “Indigo Blue”, Design (Diamond, 2 bars)”, “Design (Diamond, 3 bars)”, “J & Design (Diamond)”, and “Joe & Design (Black Globe)”, or any name, logo or design similar thereto or constituting an abbreviation or extension thereof (other than pursuant to the Assumed Contracts), nor is Seller or any of its Affiliates obligated to pay any royalties or licensing fees to any Person in respect of any Transferred IP. Section 3.8(b) of the Disclosure Letter sets forth all of the rights of third parties to directly or indirectly receive any Royalties paid to a Seller pursuant to any Outbound License.

(d)           Section 3.8(d) of the Disclosure Letter contains a complete and accurate list of all Transferred IP constituting Registered IP. Except as set forth in Section 3.8(d) of the Disclosure Letter, (i) none of the Registered IP is now involved in any pending opposition, invalidation or cancellation Proceeding or any other Proceeding relating to the validity, use, ownership, enforceability or registrability thereof, and, since January 1, 2017, no such action has been threatened in writing to Seller or any of its Affiliates with respect to any of such Registered IP; and (ii) since January 1, 2017, none of the Registered IP has been challenged (or threatened) in any way in writing to Seller or any of its Affiliates. To Seller’s Knowledge all necessary registration, maintenance, renewal and other fees and charges currently due in connection with the Registered IP have been paid and all necessary documents and certificates in connection with such Registered IP have been filed with the relevant governmental office, authority or registrar. Except as set forth in Section 3.8(d) of the Disclosure Letter, to Seller’s Knowledge no unpaid registration, maintenance or renewal fees in respect of any Registered IP are required to be paid on or before the date arising ninety (90) days after the Closing Date in order to register, maintain or renew any Registered IP.

(e)           Following the Closing, neither Seller nor its Affiliates or any third parties will own or have any rights in any of the Transferred IP except for any Non-Assigned Contracts subject to Section 2.5 or as set forth in Section 3.8(e) of the Disclosure Letter.

(f)           As of the date hereof, Seller has paid all fees due associated with maintaining and advertising on and through the Social Media Assets.

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3.9           Taxes. There are no Liens on any of the Acquired Assets that arose in connection with, or are attributable to, Seller’s failure to pay any Tax.

3.10         Insurance. Section 3.10 of the Disclosure Letter contains a true, correct and complete list of all insurances policies as of the Effective Date (including the names and insurers and policy numbers) that are owned by Seller or name Seller as an insured or loss payee and that relate primarily or exclusively to the Acquired Assets and a description of all material pending claims under each of such insurance policies pertaining to the Acquired Assets. Seller has within the past three (3) years reported all known material claims or incidents to the respective insurers that have issued current and prior insurance policies insuring the Business to the extent that any such claims or incidents would reasonably be expected to create a covered event under the terms and conditions of such policies and Seller was required to report them pursuant to the terms of the policies.

3.11         Broker’s Fees. Except for the fees of P.J. Solomon L.P., whose fees with respect to the transactions contemplated by this Agreement will be borne by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.12         Financial Information.

(a)               The Financial Information is (i) consistent with and has been prepared from the books and records of the Seller and (ii) true and correct in all material respects. The revenue reflected on the Financial Information (i) represents all net sales of any products bearing any of the Trademarks which are operating in nature received during the periods presented; (ii) does not include any net sales which have not been generated in the ordinary course of business; (iii) represents bona fide, arm’s-length sales transactions; and (iv) has been recorded consistently across the periods presented.

(b)               The information made available to Buyer in the Data Room under index number 7.1.7.1.1 is (i) true and correct in all material respects and (ii) presents all royalty income recorded on Seller’s books and records generated by third party licensees of Transferred IP for the Seller’s fiscal year ended February 2, 2019 and the Seller’s fiscal year to date period ended November 30, 2019.  The royalty reconciliation reports and the licensee net sales reports related to the Business received from third party licensees of Transferred IP, in each case for the periods indicated above, have been made available to Buyer via the Data Room under the following Data Room index numbers: (a) 7.1.7.2.1.1 through 7.1.7.2.1.19, inclusive; (b) 7.1.7.2.2.1 through 7.1.7.2.2.5, inclusive; (c) 7.1.7.2.3.1 through 7.1.7.2.3.4, inclusive; (d) 7.1.7.2.4.1 through 7.1.7.2.4.11, inclusive; (e) 7.1.7.2.5.1 through 7.1.7.2.5.7, inclusive; (f) 7.1.7.2.6.1; (g) 7.1.7.2.7.1 through 7.1.7.2.7.7, inclusive; and, to Knowledge of Seller, such reports are true and correct in all material respects.

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Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in Article 4 are true, correct and complete in all material respects as of the Closing Date.

4.1         Authorization. Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite action in accordance with applicable Law. This Agreement to which Buyer is a party has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms. Except as required under the HSR Act, no Consents of or notifications to (i) any Governmental Body or (ii) any other Persons are necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby or thereby.

4.2         Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to purchase the Acquired Assets. Buyer is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction where the nature of the property owned or licensed by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not result in a Material Adverse Effect.

4.3         No Violation. Neither the execution and delivery of this Agreement and the Transaction Documents nor the performance by Buyer of its obligations hereunder or thereunder will:

(a)               violate, conflict with or result in a breach of any Law or Order;

(b)               conflict with, result in any breach of or constitute a default under any provision of the certificate of formation, operating agreement or any other formation or organizational documents of Buyer; or

(c)               require any authorization, consent or approval of or designation, declaration or filing with any Governmental Body or any other action by or notice to any court or Governmental Body pursuant to any Laws, except under the HSR Act as indicated in Section 5.4 hereof.

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4.4          Litigation. There is no Proceeding, Order or action of any nature or kind whatsoever pending or threatened against Buyer relating to its ability and authority to enter into the transactions contemplated by the Transaction Documents before any court or Governmental Body; nor, is there any reasonable basis for any such Proceeding or other such matter. Buyer is not subject to any Order of any court or Governmental Body related to the transactions contemplated by the Transaction Documents.

4.5          Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price, and consummate the transactions contemplated by this Agreement.

4.6          Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Article 5
COVENANTS

5.1          Conduct of Business Pending the Closing. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing (the “Interim Period”), Seller shall (i) carry on the Business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve the Business intact and preserve the goodwill of and relationships with Governmental Bodies, customers, suppliers, employees and others having business dealings with the Business and (ii) timely pay when due all registration, maintenance or renewal fees in respect of any Registered IP that are required in order to register, maintain or renew any Registered IP. Notwithstanding the first sentence of this Section 6.1, during the Interim Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Buyer:

(a)               modify, amend, terminate, waive any material rights or obligations under or otherwise seek to reject any Assumed Contract;

(b)               license, surrender, relinquish, sell, transfer, convey, assign or otherwise dispose of any interest in any Acquired Assets;

(c)               mortgage, pledge or subject to Liens any of the Acquired Assets or any part thereof;

(d)               institute, settle, compromise or agree to settle any (i) material Proceeding before any Governmental Body relating primarily or exclusively to the Acquired Assets or (ii) pending or threatened Claim that could give rise to Liabilities that are not Assumed Liabilities, or modify in any manner that is adverse to the Acquired Assets, rescind, reject or terminate a permit (or application therefor) relating primarily or exclusively to the Acquired Assets; or

(e)               enter into any Contract to do any of the foregoing.

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5.2         Access. Subject to applicable Law, during the Interim Period, Seller (a) shall, on reasonable notice, give Buyer and its representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of Sellers in each case to the extent relating primarily or exclusively to the Acquired Assets, as Buyer reasonably deems necessary in connection with effectuating the transactions contemplated by this Agreement (b) shall furnish to Buyer and its representatives such information relating primarily or exclusively to the Acquired Assets as Buyer and its representatives reasonably request and (c) shall cooperate reasonably with Buyer in its investigation of the Acquired Assets. It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Seller hereunder. Buyer shall use its commercially reasonable efforts to require any representative of Buyer given access to information pursuant to this Section 5.2 to be subject to nondisclosure obligations in all material respects at least as restrictive as those applicable to Buyer with respect to such information.

5.3          Public Announcements. No Party shall make, or cause or permit to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement without the prior written consent of the other Parties, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that Seller and its Affiliates may, without the prior consent of the other Parties, make such press release, public disclosure, securities law filings, or public announcement as may be required in such party’s opinion under applicable Laws, including stock exchange rules and regulations (including the filing of Forms 8-K announcing the transaction contemplated by this Agreement and the filing of this Agreement with the SEC as may be required under applicable Laws).

5.4          HSR Act; Consents; Further Assurances.

(a)               Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties will, at the equal cost and expense of Buyer and Seller (with respect to any filing fee required under the HSR Act, but not with respect to other costs, for which each party shall bear their own costs), use their respective reasonable best efforts to (i) prepare and file as soon as practicable all forms, registrations and notices relating to the consents of Governmental Bodies that are required by applicable Law to be filed in order to consummate transactions contemplated by this Agreement that are material to the Acquired Assets or to Buyer and its Affiliates (with respect to any filing required under the HSR Act, within ten (10) Business Days following the Effective Date, and with respect to any other such filing, as soon as reasonably possible), and take such actions as are reasonably necessary to obtain any consents from, or to avoid any action or proceeding by, any Governmental Body relating to such approvals, (ii) take all actions reasonably necessary to transfer the Acquired Assets, (iii) take all actions reasonably necessary to cause all conditions set forth in Article 6 to be satisfied as soon as practicable, (iv) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the transactions contemplated by this Agreement, and (v) execute and deliver any additional instruments reasonably necessary to fully carry out the purposes of this Agreement; provided, however, that nothing in this Agreement, including this Section 5.4 shall require Buyer to: (A) consent to any material condition or material concession required by any Governmental Body or third party; (B) consent to any divestitures of any material subsidiary or material assets of Buyer or its Affiliates, or of the Acquired Assets or accept any material limitation on or material condition on the manner in which any of the foregoing conducts its business; (C) pay any material amounts required or requested by any Governmental Body; or (D) accept an agreement to hold separate any material portion of any business or of any material assets of any material subsidiary of Buyer or its Affiliates, or of the Acquired Assets. Buyer and Seller shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to prevent or materially delay the approval of any Governmental Body of any of the filings referred to in this Section 5.4(a). Without limiting the generality of the foregoing, with respect to filings under the HSR Act, the Parties shall seek early termination of the waiting period under the HSR Act.

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(b)               Each Party shall (i) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Body relating to the matters described in Section 5.4(a), (ii) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) not enter into any agreement with any Governmental Body agreeing not to consummate the transactions contemplated by this Agreement.

(c)               In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Body: (i) promptly notify the other Parties of any material written communication to that Party from any Governmental Body concerning this Agreement or the transactions contemplated hereby, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing; (ii) not participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Body in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Body, gives the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion; and (iii) subject to the attorney-client and similar applicable privileges, furnish outside legal counsel for the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective representatives, on the one hand, and any Governmental Body or its members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that any such Party may limit the disclosure of filings to protect confidential information, including limiting dissemination of filings on an “outside counsel only” basis.

(d)               Each Party shall, from time to time (whether before or after the Closing Date), upon the request of the other Party, execute, acknowledge and deliver to the other Party such other documents or instruments, and take any and all actions, as are reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.

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5.5          Payments from Third Parties After Closing. In the event that Seller receives any payment from a third party (other than Buyer or any of its Affiliates) after the Closing Date pursuant to any of the Assumed Contracts (or with respect to the operation by Buyer of any Acquired Asset during the post-Closing period) and to the extent such payment is not in respect of an Excluded Asset or an Excluded Liability, Seller shall (a) in respect of any Royalty, forward the Buyer Royalty Allocation with respect to such Royalty according to the procedure provided in Section 2.9, and (b) in respect of any other payment, forward such payment in its entirety, in each case as promptly as practicable but in any event within fifteen (15) days after such receipt, to Buyer (or other entity nominated by Buyer in writing to Seller) and notify such third party to remit all future payments (in each case, to the extent such payment is in respect of any post Closing period with respect to an Acquired Asset and is not in respect of an Excluded Asset or an Excluded Liability) pursuant to the Assumed Contracts to Buyer (or such other entity). Notwithstanding anything to the contrary in this Agreement, in the event that Buyer or any of its Affiliates receives any payment from a third party after the Closing on account of, or in connection with, any Excluded Asset, or receives a Royalty payment with respect to an Applicable Royalty Period ending prior to the Applicable Royalty Period in which the Closing Date occurs, Buyer shall forward such payment, or that portion of the payment allocable to Seller according to the procedure provided in Section 2.9, as promptly as practicable but in any event within fifteen (15) days after such receipt, to Seller (or other entity nominated by Seller in writing to Buyer) and notify such third party to remit all future payments on account of or in connection with any Excluded Assets to Seller (or such other entity).

5.6          Confidentiality. The terms of the Non-Disclosure Agreement shall be deemed incorporated herein by reference as if set forth herein and, notwithstanding the Closing, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms; provided that any obligation of Buyer to maintain as confidential any information with respect to any of the Business or the Acquired Assets shall terminate at the Closing.

5.7          Exclusive Dealing. During the period from the Effective Date through the Closing or the earlier termination of this Agreement, Seller shall not, and shall direct its Affiliates and their respective representatives, officers, directors, employees, agents, consultants, members, shareholders, representatives and advisors to not, directly or indirectly: (a) initiate, solicit, facilitate or encourage any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) relating to a possible Alternative Transaction; (b) participate in any discussions, communications (except for unconditional rejection), conversations or negotiations or enter into any agreement with (whether of a binding or nonbinding nature), or provide any information to, any Person (other than Buyer or its Affiliates) relating to or in connection with a possible Alternative Transaction; or (c) respond to or entertain any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) relating to a possible Alternative Transaction. Seller further agrees that it shall, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, promptly notify Buyer in writing of any proposal or offer relating to a possible Alternative Transaction, including the identity of the Person making or submitting such proposal or offer, and the material terms thereof (including a copy of any written inquiry, proposal, offer, term sheet, letter of intent, indication of interest or similar document or agreement) received by Seller or any of its representatives from the date hereof through the Closing and shall promptly provide any information reasonably requested by Buyer related thereto.

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5.8          Trademarks. From and after the date hereof and through and after the Closing, (a) to the extent that any Trademark or other Transferred IP is not in the current legal name of Seller or is subject to a chain of title defects, Seller shall, at Seller’s expense, use its reasonable best efforts to cause the preparation, execution, filing and recording of all instruments and documents reasonably necessary to cure such title defects such that the end result reflects (i) “JA Apparel Corp.” as the last listed recorded owner of all Transferred IP and (ii) “1400 Broadway, Floor 33, New York, New York 10018” as the address of the last listed recorded owner of all Transferred IP, (b) Seller shall file and record all releases with respect to the Trademarks so that all Liens on record are shown to be extinguished and title as it appears in all trademark tribunals throughout the world (including the United States Patent and Trademark Office) as well as copyright offices (including the United States Copyright Office) are free and clear, (c) Seller shall file and record releases and/or notices of termination with respect to the Trademarks such that all licenses on record (other than those Assumed Contracts as set forth under Section 1.1 of the Disclosure Letter) are shown to have been terminated and therefore extinguished from the local records throughout the world, (d) Seller shall timely respond to all deadlines through the later of (i) March 31, 2020 and (ii) thirty (30) days following Closing, concerning the Transferred IP such that the Transferred IP is maintained and not abandoned or otherwise cancelled in whole or in part, and to the extent any deadlines apply to contentious proceedings, Seller shall also timely respond in accordance with the foregoing, (e) upon the reasonable request of Buyer, Seller shall use commercially reasonable efforts in providing information and materials regarding Seller’s use inclusive of the date of first use in commerce, list of goods and/or services bearing such use, specimens of use suitable for filing with the U.S. Patent and Trademark Office, to the extent any of the foregoing particulars are applicable and are in Seller’s possession, custody and control, and (f) by the later of (i) March 31, 2020 and (ii) thirty (30) days following Closing, Seller shall deliver to Buyer a list of each foreign trademark agent or law firm retained or otherwise utilized by Seller, pursuant to a power of attorney or otherwise, to prosecute, docket, report or otherwise maintain trademark and service mark applications, registrations and contentious trademark office proceedings in each foreign territory in connection with the Transferred IP, including, only to the extent such information is retained in Seller’s files, the full name of the main contact person, firm name, address, e-mail and phone number.

5.9          Enforcement of Specified Contracts. From and after the Closing Date, Seller shall, and shall cause its Affiliates to, at the request of Buyer, in accordance with Buyer’s reasonable instruction and at the cost of and for the account of Buyer (any such costs not to be incurred without the prior written consent of Buyer), enforce any and all rights of Seller (a) against any other party to any of the Contracts set forth on Section 5.9 of the Disclosure Letter (the “Specified Contracts”), in each case until the later of (i) expiration of the term of such Specified Contract as set forth therein (including any renewals and extensions thereof) and (ii) the termination of any covenant that survives the term of such Specified Contract, and (b) under the judgments set forth on Section 5.9 of the Disclosure Letter, in each case for the purpose of procuring, protecting, defending and enforcing Buyer’s interests in any Acquired Asset. Seller shall cooperate in good faith with all reasonable instructions of Buyer given under this Section 5.9 and shall take any action reasonably requested by Buyer as soon as commercially feasible at Buyer’s expense, excluding initiating or being a party to a Proceeding. In the event Buyer lacks standing to commence a Proceeding, and requests Seller to commence a Proceeding at Buyer’s expense and under Buyer’s direction solely (a) to enforce Buyer’s interest in any Acquired Asset or (b) for the purpose of enforcing any rights of Seller under any Specified Contract, Seller shall cooperate unless (i) Seller reasonably determines that such action would have a materially adverse impact on Seller or its Affiliates, or (ii) Seller is advised in writing by outside counsel chosen by it that it is unlikely to prevail in such litigation or that participating in such Proceeding is reasonably likely to result in Liability of Seller in excess of the amount that Buyer has agreed to reimburse Seller in respect of such Proceeding. All benefits derived under the Specified Contracts after the Closing Date as a result of such enforcement shall be for the account of Buyer.

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5.10        Financing Cooperation. Seller and Seller Guarantor shall, and shall cause each of their respective officers, employees, directors, agents and other representatives to, use commercially reasonable efforts to cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer. Notwithstanding anything in this Agreement to the contrary, Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements.

5.11        Supplier Agreement. Following the Closing, the Parties shall negotiate in good faith on the terms of a supply agreement pursuant to which Seller could produce goods in connection with the Business for sale to Licensor’s international licensees of the Trademarks. The supply agreement will help enable uniform design and quality across territories and categories among Seller and international licensees of the Trademarks.

Article 6
CONDITIONS TO BUYER’S AND SELLER’S OBLIGATIONS

6.1          Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver of Seller), on or prior to the Closing Date, of each of the following conditions:

(a)               Representations, Warranties, and Covenants. The representations and warranties of Buyer (i) contained in the Buyer Fundamental Representations shall be true and correct in all material respects and (ii) contained in Article 4 (other than the Buyer Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “material adverse effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), as of the Effective Date and at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which case as of that specified date). Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

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(b)               Satisfaction of Third-Party Consents Required from Lienholders. Seller shall have received any required Consents listed on Section 3.3(f) of the Disclosure Letter.

(c)               Closing Deliveries. Buyer shall have made the Closing deliveries referenced in Section 7.3.

(d)               No Order. No Governmental Body shall have enacted, issued, promulgated or entered any Law or Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(e)               HSR Act. The applicable waiting periods under the HSR Act will have expired or been terminated.

6.2          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver of Buyer), on or prior to the Closing Date, of each of the following conditions:

(a)               Representations, Warranties, and Covenants. The representations and warranties of Seller (i) contained in the Seller Fundamental Representations shall be true and correct in all material respects and (ii) contained in Article 3 (other than the Seller Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “material adverse effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the Effective Date and at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which case as of that specified date). Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

(b)               No Material Adverse Effect. No Material Adverse Effect shall have occurred since the Effective Date, and Seller shall not have entered into or negotiated any Contracts with any third party which would have a Material Adverse Effect on the Business or Buyer’s purchase of the Acquired Assets.

(c)               Consents. Seller shall have delivered each of the Consents, in form and substance reasonably satisfactory to Buyer, duly executed by the counterparty Person whose consent is required.

(d)               Closing Deliveries. Seller shall have made the Closing deliveries referenced in Section 7.2.

(e)               No Order. No Governmental Body shall have enacted, issued, promulgated or entered any Law or Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(f)                HSR Act. The applicable waiting periods under the HSR Act will have expired or been terminated.

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(g)               Release of Security Interests. Seller shall have delivered reasonable evidence to Buyer that the security interests encumbering the Acquired Assets have been terminated (or will be terminated concurrently with the Closing) or, in the case of filings made under the uniform commercial code or filings with respect to the Transferred IP, customary release documentation reasonably acceptable to Buyer accompanied by duly-executed authorization from the applicable secured party for Buyer to file such release documentation at, or any time after, the Closing, and any other Liens on the Acquired Assets shall have been released or terminated.

Article 7
CLOSING

7.1          Time and Place. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at (a) 10:00 a.m. (Eastern Standard Time) on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in Article 6 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction (or due waiver) of such conditions at the Closing) shall have been satisfied or waived by the Party entitled to waive the same, or (b) such other time or date as the Parties hereto may mutually agree in writing (the “Closing Date”). The parties anticipate that Closing will occur remotely without a face-to-face meeting and will be accomplished by Seller then authorizing Buyer’s legal counsel to release previously deposited signed documents to Buyer contingent upon Seller’s receipt of the signed documents required by this Agreement and initiation of the wire transfer of the Purchase Price.

7.2          Deliveries of Seller. At the Closing, Seller will deliver, or cause to be delivered, to Buyer (all of which shall be in form and substance reasonably satisfactory to Buyer and its counsel):

(a)               2020 License Agreement. A copy of the 2020 License Agreement, executed by a duly authorized officer of Seller;

(b)               Assignment(s) of Marks. One or more Assignment(s) of Marks, in the forms attached as Exhibit C (the “Assignment of Marks”), executed by a duly authorized officer of Seller;

(c)               Assignment of Domains. A Domain Name Transfer Agreement, in the form attached as Exhibit D (the “Domain Name Transfer”), executed by a duly authorized officer of Seller;

(d)               Assignment of Social Media Handles. A Social Media Handle Transfer Agreement, in the form attached as Exhibit E (the “Social Media Handle Transfer”), executed by a duly authorized officer of Seller;

(e)               Transaction Documents. Copies of each of the other Transaction Documents to which Seller is a party, executed by a duly authorized officer of Seller;

(f)                Social Media and Domain Access Information. A schedule setting forth all of the usernames, passwords, security question responses and other credentials for each of (i) the social media accounts related to the Business and included in the Acquired Assets and (ii) the accounts through which the domain names included in the Acquired Assets are managed;

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(g)               Domain Registration Information. A schedule setting forth all of the names of the registrars, registration dates and expiration dates for all domain names included in the Acquired Assets;

(h)               Release of Security Interests and Consents. The documents required pursuant to Section 6.2(g) and any Consent necessary for Seller’s full and complete performance under this Agreement and the assignment of the Assumed Contracts as listed on Section 3.3(f) of the Disclosure Letter;

(i)                 Bill of Sale. A bill of sale in the form attached hereto at Exhibit F (the “Bill of Sale”);

(j)                 Officer’s Certificate. A certificate signed by an authorized officer of Seller, dated the date of the Closing Date, certifying (i) that the conditions specified in Section 6.2 have been satisfied as of the Closing and (ii) as to certain corporate matters and attaching thereto a true, correct and complete copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and other obligations of Seller;

(k)               Assumed Contract Assignments. Documents sufficient to evidence assignment and assumption of the Assumed Contracts;

(l)                 2020 License Agreement Royalty Payment. An amount equal to the first quarterly installment of MGR (as defined in the 2020 License Agreement), by wire transfer of immediately available funds; and

(m)             Taxpayer Identification. An IRS Form W-9 for Seller, executed by a duly authorized officer of Seller.

7.3          Deliveries of Buyer. At the Closing, Buyer will deliver, or cause to be delivered to Seller (all of which shall be in form and substance reasonably satisfactory to Seller and its counsel):

(a)               Purchase Price. The Purchase Price;

(b)               2020 License Agreement. A copy of the 2020 License Agreement, executed by a duly authorized officer of Buyer;

(c)               Transaction Documents. Copies of each of the other Transaction Documents to which Buyer is a party, executed by a duly authorized officer of Buyer;

(d)               Officers’ Certificate. A certificate signed by an authorized officer of Buyer, dated the date of the Closing Date, certifying (i) that the conditions specified in Section 6.1 have been satisfied as of the Closing and (ii) as to certain corporate matters and attaching thereto a true, correct and complete copy of resolutions of the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the other obligations of Buyer attached; and

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(e)               Assumed Contract Assignments. Documents sufficient to evidence Buyer’s acceptance of the assignment and assumption of the Assumed Contracts.

Article 8
INDEMNIFICATION

8.1          Indemnification by Seller. Seller hereby agrees, from and after the Closing, to indemnify Buyer and its Affiliates, and each of their respective managers, partners, officers, employees, directors, agents, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred for all Losses which any Buyer Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

(a)               any breach of any representation or warranty on the part of Seller (or the inaccuracy of any representation) under Article 3 of this Agreement or contained in any of the Transaction Documents;

(b)               any nonfulfillment or breach of any covenant or agreement on the part of Seller under this Agreement or contained in any of the Transaction Documents;

(c)               the Excluded Assets; and

(d)               the Retained Liabilities.

8.2          Indemnification by Buyer. Buyer hereby agrees, from and after the Closing, to indemnify Seller and its Affiliates, and each of their respective managers, partners, officers, employees, directors, agents, representatives, successors and permitted assigns (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

(a)               any breach of any representation or warranty on the part of Buyer (or the inaccuracy of any representation) under Article 4 of this Agreement or contained in any of the Transaction Documents;

(b)               any nonfulfillment or breach of any covenant or agreement on the part of Buyer under this Agreement or contained in any of the Transaction Documents; and

(c)               the Assumed Liabilities.

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8.3          Indemnification Procedure for Third Party Claims.

(a)               In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall deliver a written claim notice together with a statement of any available information (other than privileged information) regarding such claim (a “Claim Notice”) to the Indemnifying Party within twenty (20) Business Days after receipt by the Indemnified Party of notice of a Third Party Claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) Business Days after receipt from the Indemnified Party of a Claim Notice, which notice by the Indemnifying Party shall (i) acknowledge to the Indemnified Party the Indemnifying Party’s obligation to indemnify the Indemnified Party in respect of Losses suffered by the Indemnified Party in connection with such Third Party Claim if the same is adversely determined and (ii) specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval which approval shall not be unreasonably withheld. If the parties still fail to agree on the Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel; provided that, if any of the Indemnifying Party’s rights are prejudiced in any material respect by any delay in the approval of Defense Counsel, the Indemnifying Party shall have the right to commence defense of such Third-Party Claim with Defense Counsel designated by the Indemnifying Party and to continue such defense until the Parties have agreed on acceptable Defense Counsel, such acceptable Defense Counsel to be substituted into the relevant proceeding following such agreement.

(b)               In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15 Business Day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all Losses paid or incurred in connection therewith.

(c)               In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and (ii) the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

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(d)               Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If Seller is the Indemnifying Party with respect to any claim relating to Taxes, the Indemnifying Party will not enter into any settlement of such claim or cease to defend against such claim without the prior written consent of the Indemnified Party if such settlement of the claim or cessation to defend such claim may adversely affect a party’s tax position for any taxable period that begins after the Closing Date.

(e)               The Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that such claim (i) seeks, as the claim’s sole remedy, a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) involves criminal allegations against the Indemnified Party, (iii) if successful, would operate as res judicata or collateral estoppel for other non-indemnifiable claims which would have a material adverse effect on the business or financial condition of the Indemnified Party or (iv) imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

(f)                Any final, non-appealable judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, so long as the Indemnified Party would otherwise be entitled to indemnification in accordance with the terms of this Article 8.

(g)               A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage, was materially prejudiced in the applicable proceeding as a result of such failure to give timely notice or was otherwise directly and materially damaged as a result of such failure to give timely notice.

8.4          Other Claims. A claim for indemnification for any matter not involving a Third Party Claim must be asserted by a Claim Notice meeting the requirements of Section 8.3(b) to the Indemnifying Party.

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8.5          Certain Limitations.

(a)               Seller shall not be required to make any indemnification payment pursuant to Section 8.1(a) until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnified Parties, or to which any one or more of the Buyer Indemnified Parties has or have otherwise directly or indirectly become subject, exceeds $500,000 in the aggregate (the “Basket”), and then only for the excess over the Basket; provided, however, that this limitation shall not apply to Losses arising out of or resulting from any Seller Fundamental Representation. Buyer shall not be required to make any indemnification payment pursuant to Section 8.2(a) until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnified Parties, or to which any one or more of the Seller Indemnified Parties has or have otherwise directly or indirectly become subject, exceeds the Basket, and then only for the excess over the Basket; provided, however, that this limitation shall not apply to Losses or Taxes arising out of or resulting from any Buyer Fundamental Representation.

(b)               The maximum aggregate amount that the Indemnitees are entitled to recover in the aggregate from the Indemnitors under Sections 8.1(a) and 8.2(a) shall be capped at ten percent (10%) of the Purchase Price; provided, however, that this limitation shall not apply to Losses or Taxes arising out of or resulting from any Seller Fundamental Representation or any Buyer Fundamental Representation.

(c)               The limitations set forth in Section 8.5(a) and Section 8.5(b) shall not apply in the case of, and shall not limit the rights of an Indemnified Party to recover in respect of any Losses or Taxes, arising out, relating to or resulting from, intentional misrepresentation, willful misconduct or fraud.

(d)               For all purposes of this Article 8, the amount of any Losses arising from any inaccuracy or breach of the representations and warranties contained in this Agreement shall be determined without reference to the terms “material,” “materially,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality contained or incorporated directly or indirectly in any such representation or warranty.

8.6          Exclusive Remedy. Except in the case of intentional misrepresentation, willful breach of covenants or fraud, claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article 8 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to breaches of this Agreement by the Buyer or Seller. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, including specific performance, or any other equitable remedy to which such Indemnitee is otherwise entitled.

8.7          Determination of Losses; Satisfaction of Claims.

(a)               After the giving of a Claim Notice under this Article 8, the amount of Losses to which an Indemnified Party shall be entitled under this Article 8 shall be determined (i) by written agreement between Sellers and Buyers, (ii) by a Final Order or (iii) by any other means as to which Seller and Buyer shall agree in writing.

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(b)               Within ten (10) Business Days of the determination pursuant to Section 8.7(a) of the amount of Losses with respect to which any Indemnified Party is entitled to indemnification with respect to any claim (or at such later other time as the Indemnified Party shall agree), the Indemnifying Party shall pay to the applicable Indemnified Party an amount equal to the amount of such Losses by wire transfer of immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to the anticipated date of such payment.

8.8          Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 8 will be accounted for as an adjustment to the Purchase Price for all Tax purposes except to the extent otherwise required by applicable Law.

Article 9
TERMINATION

9.1          Termination. This Agreement may be terminated prior to the Closing Date by:

(a)               mutual written consent of Buyer and Seller; or

(b)              either Buyer or Seller if there shall be an Order from a Governmental Body that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any of such Party’s obligations under this Agreement has cause or resulted in such Order; or

(c)              either Buyer or Seller if the transactions contemplated by this Agreement have not been consummated by March 31, 2020 (the “Termination Date”), TIME BEING OF THE ESSENCE; provided, however, that if on such date the only conditions to closing which have not been satisfied are those set forth in Section 6.1(b) and Section 7.2(h), or in Section 6.1(e) and Section 6.2(f), but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied by all parties entitled to the benefit of such conditions or waived), such date may be extended one (1) time by a period of ten (10) Business Days by Buyer or Seller by providing written notice to the other Parties (and all references to the Termination Date herein shall be as so extended); provided, that no termination may be made under this Section 9.1(c) (i) if the failure to close shall be caused by the action or inaction of the Party seeking to terminate this Agreement, (ii) if the Party seeking to terminate this Agreement is in material breach of any provision of this Agreement and has not cured such breach on or before such date or (iii) if the failure of Closing prior to the Termination Date is due to the applicable waiting periods under the HSR Act not having expired.

9.2          Effect of Termination. If this Agreement is terminated as provided in Section 9.1, this Agreement will be of no further force or effect; provided, however, that: (a) this Section 9.2 (Effect of Termination), Section 9.3 (Liquidated Damages), Article 10 (Miscellaneous), and the Non-Disclosure Agreement will survive the termination of this Agreement and remain in full force and effect, and (b) the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement.

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9.3          Liquidated Damages. If (a) a Party seeking termination pursuant to Section 9.1(c) (the “Terminating Party”) (i) is not in material breach of any provision of this Agreement and (ii) has satisfied all of the conditions to Closing set forth in Section 6.2 (in the event Seller is the Terminating Party) or Section 6.1, other than Section 6.1(b) or Section 7.2(h) (in the event Buyer is the Terminating Party), on or prior to the Termination Date, and (b) the other Party has not satisfied all of the conditions to Closing set forth in Article 6 (other than Section 6.1(b) or Section 7.2(h) in the event Seller is the Terminating Party) that are for the benefit of the Terminating Party on or prior to the Termination Date, then the other Party shall pay to the Terminating Party the amount of Five Million Dollars ($5,000,000) no later than two (2) Business Days following the Termination Date as liquidated damages to compensate the Terminating Party (the “Liquidated Damages”). Each Party acknowledges that the Terminating Party would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty, if this Agreement is terminated pursuant to Section 9.1(c) and the Parties specifically agree that the amount to be paid pursuant to this Section 9.3 represents liquidated damages and not a penalty. The Parties agree that a termination by Buyer or Seller because of Seller’s inability to secure the consents required by Section 6.1(b) or Section 7.2(h) shall not require payment of Liquidated Damages. The Parties each hereby waive any right to set-off or counterclaim against such amount, and further agree that the liquidated damages provided in this Section 9.3 shall be the exclusive remedy for a termination pursuant to Section 9.1(c). No amount shall be due to any Party in the event that this Agreement is terminated as a result of the failure of the conditions set forth in (a) Section 6.1(e) and Section 6.2(f) or (b) Section 6.1(d) and Section 6.2(e). Further, the Parties (other than Buyer) each hereby further agree that the Liquidated Damages provided in this Section 9.3 shall be the exclusive remedy against the Financing Sources for a failure to close resulting in the payment of Liquidated Damages and any and all Losses suffered or incurred by any Party or any other Person in connection with this Agreement, the Debt Financing, the Financing Amendment (and the termination thereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis of such termination and none of the Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Financing Amendment or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination upon payment of the Liquidated Damages. In addition, without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto Seller hereby waives any rights or claims against the Financing Sources and hereby agree that in no event shall the Financing Sources have any liability or obligation to any Seller Indemnified Party and in no event shall Seller or the Seller Indemnified Parties seek or obtain any other damages of any kind against any Financing Source (including consequently, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, the Debt Financing, the Financing Amendment or the transactions contemplated hereby or thereby.

Article 10
MISCELLANEOUS

10.1        Notices, Consents, etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by email transmission with written request of confirmation of receipt, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

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(a)             If to Seller or Seller Guarantor, to:

JA Apparel Corp.
6100 Stevenson Blvd
Fremont, CA 94538
Attn: General Counsel
Email: LegalDept@tailoredbrands.com

With a copy to:

Ferdinand IP Law Group
450 Seventh Avenue, Suite 1300
New York, NY 10123
Email: Jferdinand@FIPLawGroup.com

(b)             If to Buyer or Buyer Guarantor, to:

WH Global
230 Park Avenue
New York, NY 10169
Attn: Ephraim Zinkin
Email: ezinkin@whp-global.com

With a copy to:

Pryor Cashman LLP
7 Times Square, 40th Floor
New York, NY 10036
Attn: Brad D. Rose
Email: brose@pryorcashman.com

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) five (5) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of receipt if sent by overnight courier or (z) the next succeeding Business Day after transmission by email.

10.2        Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

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10.3        Amendment and Waiver. This Agreement may be amended only by a written instrument signed by the Parties. Any provision of this Agreement may be waived, provided that (a) any such waiver by Buyer will be binding on Buyer only if such waiver is set forth in a writing executed by Buyer, and (b) any such waiver by Seller will be binding upon Seller only if such waiver is set forth in a writing executed by Seller. No failure on the part of any Person to exercise any power, right privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach. Notwithstanding anything to the contrary, Section 9.3, this Section 10.3 and Sections 10.6, 10.8(c), 10.12, 10.13 and 10.15, (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the Financing Sources’ prior written consent.

10.4        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. Any such counterpart, to the extent delivered by means of a .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

10.5        Expenses. Except as otherwise provided in this Agreement, each of the parties to this Agreement shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the Transaction Documents and in the closing and carrying out of the transactions contemplated hereunder and thereunder, including, but not limited to, legal and accounting fees and expenses.

10.6        No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that any Financing Source shall be entitled to rely on and enforce the provisions of Section 9.3, Section 10.3, this Sections 10.6 and Sections 10.8(c), 10.12, 10.13 and 10.15.

10.7        Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

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10.8        Assignment.

(a)               This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns but will not be assignable or delegable by any Party without the prior written consent of the other Parties. Notwithstanding anything to the contrary contained in this Section 10.9, after the Closing Date, (i) there shall be no restriction on either Party’s ability to assign any of its rights (including its indemnification rights hereunder) or obligations to any of its Affiliates from time to time or in connection with a sale of all or substantially all of its assets to a third party or a merger with and into any other unaffiliated Person, provided that (i) the Party seeking to assign such rights or obligations demonstrates to the reasonable satisfaction of the other Party that the assignee is creditworthy and (ii) such assignee (and any guarantor reasonably requested by the other Party) executes a joinder to this Agreement expressly assuming all of the obligations of the assigning Party hereunder. Any attempted assignment in violation of this Section 10.8 shall be null and void.

(b)               In connection with the Closing, Buyer may, with the consent of Seller (not to be unreasonably withheld, delayed or conditioned) designate, in accordance with the terms of this paragraph and effective as of the Closing, one or more existing or to-be-formed Affiliates of Buyer to acquire the Acquired Assets and assume the Assumed Liabilities or any rights or obligations of the Buyer hereunder; provided that no such designation shall relieve Buyer from its obligations or Liabilities hereunder. The above designation may be made by Buyer by written notice to Seller no later than three (3) Business Days prior to the Closing Date. The Parties agree to modify any Closing deliverables in accordance with the foregoing designation.

(c)               Notwithstanding the foregoing, the Buyer may (without the prior written consent of any other Party) make a collateral assignment for security interest purposes of its rights (but not obligations) under this Agreement or any other Transaction Document to any Financing Source and, upon the occurrence and during the continuance of any event of default under the financing agreements between any such Financing Source and the Buyer or any of its Affiliates, such Financing Source may exercise any or all of the rights, interests, and remedies of any of the Buyer under this Agreement or any other Transaction Document.

10.9         Entire Agreement. Except for the Non-Disclosure Agreement, this Agreement, the Transaction Documents and all the exhibits attached hereto and thereto (all of which shall be deemed incorporated in the Agreement and made a part hereof), set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the Parties (including but not limited to any letter of intent), and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the Parties hereto. The disclosing, furnishing or making available for review of any document or other information to Buyer shall not be construed to modify, qualify or disclose any exception to any representation or warranty of Seller herein.

10.10       Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, or Exhibits are to Articles, Sections, or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

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10.11      No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

10.12      Governing Law; Dispute Resolution.

(a)               This Agreement shall be governed by and construed under the laws of the State of Delaware, exclusive of the body of law known as conflicts of law. Notwithstanding anything herein to the contrary, the Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Financing Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)               Any claim or dispute, whether based on contract, tort, statute or any other legal or equitable theory, arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought in the federal or state courts located in Delaware; provided that, notwithstanding the foregoing, each Party hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Financing Amendment, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (and the appellate courts thereof), and that the provisions of Section 10.13 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim. Each of the Parties expressly submits to the exclusive jurisdiction of such courts and waives any claim of improper jurisdiction or lack of venue in connection with any claim or controversy that may be brought in connection with this Agreement. Each Party hereby agrees that such courts, as applicable, shall have in personam jurisdiction with respect to such Party, and such Party hereby submits to the personal jurisdiction of such courts.

(c)               If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party (as determined by the trier of fact) shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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10.13      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE FINANCING AMENDMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (INCLUDING ANY SUCH CONTROVERSY AGAINST ANY FINANCING SOURCE) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING AMENDMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY AND THEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (INCLUDING ANY SUCH PROCEEDINGS AGAINST ANY FINANCING SOURCE). EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.14      Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10.12, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The Parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

10.15      Guaranteed Obligations.

(a)               Except with respect to any obligations, performance, representations, or warranties of MOORES THE SUIT PEOPLE CORP., a Canadian corporation, under any Transaction Document, Seller Guarantor hereby irrevocably and unconditionally guarantees to Buyer, as primary obligor and not merely as a surety (a) the full and timely payment and performance of each and every covenant, agreement, liability and obligation of Seller under, this Agreement and each Transaction Document and (b) the accuracy of Seller’s representations and warranties set forth herein. Seller Guarantor acknowledges and agrees that this guarantee is unlimited and unconditional, and no amendment, modification, release or extinguishment of Seller’s obligations or Liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Seller Guarantor hereby represents and warrants that (i) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by Seller Guarantor of this Agreement, and the performance by such Seller Guarantor of its obligations hereunder, have been duly authorized by all requisite organizational action and (iii) this Agreement has been duly executed and delivered by Seller Guarantor, and constitutes the valid and legally binding obligation of Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms and conditions, except as the enforceability thereof may be limited by Laws of general application relating to bankruptcy, insolvency and debtors’ relief, and by general principles of equity. The guarantee provided in this Section 10.15(a) may not be revoked or terminated and shall remain in full force and effect and shall be binding on Seller Guarantor, its successors and permitted assignees until any obligations hereunder have been satisfied in full.

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(b)               Buyer Guarantor hereby irrevocably and unconditionally guarantees to Buyer, as primary obligor and not merely as a surety (a) the full and timely payment and performance of each and every covenant, agreement, liability and obligation of Buyer under, this Agreement and each Transaction Document and (b) the accuracy of Buyer’s representations and warranties set forth herein. Buyer Guarantor acknowledges and agrees that this guarantee is unlimited and unconditional, and no amendment, modification, release or extinguishment of Buyer’s obligations or Liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Buyer Guarantor hereby represents and warrants that (i) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by Buyer Guarantor of this Agreement, and the performance by such Buyer Guarantor of its obligations hereunder, have been duly authorized by all requisite organizational action and (iii) this Agreement has been duly executed and delivered by Buyer Guarantor, and constitutes the valid and legally binding obligation of Buyer Guarantor, enforceable against Buyer Guarantor in accordance with its terms and conditions, except as the enforceability thereof may be limited by Laws of general application relating to bankruptcy, insolvency and debtors’ relief, and by general principles of equity. The guarantee provided in this Section 10.15(b) may not be revoked or terminated and shall remain in full force and effect and shall be binding on Buyer Guarantor, its successors and permitted assignees until any obligations hereunder have been satisfied in full.

10.16      No Recourse. Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree that none of the Financing Sources shall have any liability to Seller or any Seller Indemnified Party or any other Person (other than Buyer) relating to or arising out of this Agreement, the Financing Amendment or the Debt Financing), whether at law or equity, in contract or in tort or otherwise, and neither Seller nor any Seller Indemnified Party or any other Person (other than Buyer) shall have any rights or claims against any of the Financing Sources under this Agreement, the Financing Amendment or the Debt Financing, whether at law or equity, in contract or in tort, or otherwise.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

“ Buyer”

JAWHP, LLC a Delaware limited liability company

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

“ Seller”

JA APPAREL CORP. a Delaware corporation

By:	/s/ DINESH LATHI
Name:	Dinesh Lathi
Title:	President and Chief Executive Officer

“Seller Guarantor”

Tailored Brands, Inc. a Texas corporation

By:	/s/ DINESH LATHI
Name:	Dinesh Lathi
Title:	President and Chief Executive Officer

“ Buyer Guarantor”

WH Buyer, LLC a Delaware limited liability company

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBITS AND SCHEDULES

Exhibit A	-	License Agreement by and between JAWHP, LLC and JA Apparel Corp., The Men’s Wearhouse, Inc. and Moores The Suit People Corp., dated as of the Closing Date
Exhibit B	-	Assignment Document
Exhibit C	-	Assignment of Marks
Exhibit D	-	Domain Name Transfer Agreement
Exhibit E Exhibit F	-	Social Media Handle Transfer Agreement Bill of Sale

[Signature Page to Asset Purchase Agreement]